Filed pursuant to Rule 424(b)(3)
Registration No. 333-276149

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated December 27, 2023)

Safe and Green Development Corporation

1,999,000 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus filed with the Securities and Exchange Commission on December 29, 2023 (as supplemented or amended from time to time, the “Prospectus”) relating to our registration statement on Form S-1 (Registration No. 333-276149). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024, which is set forth below (other than information furnished rather than filed).

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGD”. On February 21, 2024, the closing price for our common stock on the Nasdaq Capital Market was $0.7350 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2024

SAFE AND GREEN DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41581	87-1375590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (904)-496-0027

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	SGD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On February 15, 2024, Safe and Green Development Corporation (the “Company”) entered into an amendment (the “Amendment”) to the Securities Purchase Agreement, dated November 30, 2023 (the “Purchase Agreement”) with Peak One Opportunity Fund, L.P. (“Peak One”), pursuant to which the Company agreed to issue, in a private placement offering (the “Offering”) upon the satisfaction of certain conditions specified in the Purchase Agreement, two Debentures to Peak One in the aggregate principal amount of $1,200,000. The closing of the first tranche was consummated on November 30, 2023.

The Purchase Agreement provided that at any time after January 29, 2024, a second tranche closing could occur subject to the mutual written agreement of Peak One and the Company and satisfaction of the closing conditions set forth in the Purchase Agreement, upon which the Company would issue and sell to Peak One on the same terms and conditions a second 8% convertible debenture in the principal amount of $500,000.

The Amendment provides that the second tranche be separated into two tranches (the second and third tranche) wherein which the Company would issue in each tranche an 8% convertible debenture in the principal amount of $250,000 at a purchase price of $225,000. In addition, the Amendment provides that the Company will issue (i) 35,000 shares of the Company’s common stock on the closing of each of the second tranche and the third tranche as follows: 17,500 shares of common stock to Peak One’s designee as described in the Amendment and 17,500 shares of common stock to Peak One, as a commitment fee in connection with the issuance of the second debenture and the third debenture, respectively; (ii) a common stock purchase warrant to Peak One’s designee as described in the Amendment for the purchase of 125,000 shares of common stock on the closing of each of the second tranche and the third tranche; and (iii) pay $6,500 of Peak One’s non-accountable fees in connection with each of the second tranche and the third tranche.

The closing of the second tranche was consummated on February 16, 2024 and the Company issued an 8% convertible debenture in the principal amount of $250,000 (the “Second Debenture”) to Peak One and a warrant (the “Second Warrant”) to purchase up to 125,000 shares of the Company’s common stock to Peak One’s designee as described in the Amendment. The Second Debenture was sold to Peak One for a purchase price of $225,000, representing an original issue discount of ten percent (10%). In connection with the closing of the second tranche, the Company paid $6,500 as a non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the second tranche and issued to Peak One and its designee an aggregate total of 35,000 shares of the Company’s restricted common stock as described in the Amendment.

The Second Debenture matures twelve months from its date of issuance and bears interest at a rate of 8% per annum payable on the maturity date. The Second Debenture is convertible, at the option of the holder, at any time, into such number of shares of common stock of the Company equal to the principal amount of the Second Debenture plus all accrued and unpaid interest at a conversion price equal to $2.14, subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events, as well as anti-dilution price protection provisions that are subject to a floor price as set forth in the Second Debenture.

The Second Debenture is redeemable by the Company at a redemption price equal to 110% of the sum of the principal amount to be redeemed plus accrued interest, if any. While the Second Debenture is outstanding, if the Company receives cash proceeds of more than $1,500,000.00 (“Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, the Company shall, within two business days of Company’s receipt of such proceeds, inform the holder of such receipt, following which the holder shall have the right in its sole discretion to require the Company to immediately apply up to 50% of all proceeds received by the Company (from any source except with respect to proceeds from the issuance of equity or debt to officers and directors of the Company) after the Minimum Threshold is reached to repay the outstanding amounts owed under the Second Debenture.

The Second Debenture contains customary events of default. If an event of default occurs, until it is cured, Peak One may increase the interest rate applicable to the Second Debenture to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law and accelerate the full indebtedness under the Second Debenture, in an amount equal to 110% of the outstanding principal amount and accrued and unpaid interest. The Second Debenture prohibits the Company from entering into a Variable Rate Transaction (as defined in the Second Debenture) until the Second Debenture is paid in full.

The Second Warrant expires five years from its date of issuance. The Second Warrant is exercisable, at the option of the holder, at any time, for up to 125,000 shares of common stock of the Company at an exercise price equal to $2.53, subject to adjustment for any stock splits, stock dividends, recapitalizations, and similar events, as well as anti-dilution price protection provisions that are subject to a floor price as set forth in the Second Warrant. The Second Warrant provides for cashless exercise under certain circumstances.

Under the Amendment, a closing of the third tranche may occur subject to the mutual written agreement of Peak One and the Company and satisfaction of the closing conditions set forth in the Purchase Agreement at any time after April 16, 2024.

Also on February 15, 2024, the Company entered into an amendment (the “RRA Amendment”) to the Registration Rights Agreement, dated November 30, 2023, with Peak One where it agreed to file a registration statement within 60 days of the date of the RRA Amendment with the Securities and Exchange Commission (the “SEC”) to register the maximum number of Registrable Securities (as defined in the RRA Amendment) permitted to be included therein in accordance with applicable SEC rules.

The number of shares of the Company’s common stock that may be issued as commitment shares under the Purchase Agreement and the Amendment, upon conversion of the debentures issued or issuable pursuant to the Purchase Agreement and the Amendment, upon the exercise of warrants issued or issuable pursuant to the Purchase Agreement and the Amendment, and any shares issuable under and in respect of the equity purchase agreement entered into on November 30, 2023, is subject to an exchange cap (the “Exchange Cap”) of 19.99% of the outstanding number of shares of the Company’s common stock on November 30, 2023, 1,999,000 shares, unless shareholder approval to exceed the Exchange Cap is approved.

Maxim Group LLC (“Maxim”) acted as placement agent in connection with the Offering. In connection with the closing of the second tranche, the Company paid a placement fee of $13,500 to Maxim. Assuming the third tranche is closed, a placement fee in an amount equal to $13,500 will be payable by the Company to Maxim upon closing of the third tranche.

The foregoing descriptions of the Amendment, the Second Debenture, the Second Warrant and the RRA Amendment are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.1, 4.1, 4.2 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The shares of the Company’s common stock issued, and the shares to be issued, under the Amendment, the Second Debenture and the Second Warrant were, and will be, sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The shares of common stock have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

2

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
4.1	Debenture, dated February 15, 2024 in the principal amount of $250,000
4.2	Warrant, dated February 15, 2024
10.1*	Amendment No. 1 to the Securities Purchase Agreement, dated February 15, 2024
10.2	Amendment No. 1 to the Registration Rights Agreement, dated February 15, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within in the inline XBRL document)

*	Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safe and Green Development Corporation
Dated: February 22, 2024
	By:	/s/ Nicolai Brune
	Name:	Nicolai Brune
	Title:	Chief Financial Officer

4

Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION REQUIREMENTS THEREOF OR EXEMPTION THEREFROM.

SAFE AND GREEN DEVELOPMENT CORPORATION

CONVERTIBLE DEBENTURE

Issuance Date: February 15, 2024	Principal Amount: $250,000.00

FOR VALUE RECEIVED, SAFE AND GREEN DEVELOPMENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby promises to pay to PEAK ONE OPPORTUNITY FUND, L.P., having its address at 333 South Hibiscus Drive, Miami Beach, FL 33139, or its assigns (the “Holder”), the initial principal sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (subject to adjustment as provided herein, the “Principal Amount”) and any accrued and unpaid interest and other fees under this Debenture on the date that is twelve (12) calendar months after the Issuance Date (the “Maturity Date”), subject to the terms of this Debenture. The Company has the option to redeem this Debenture prior to the Maturity Date pursuant to Section 2(b). The Holder has the option to cause any outstanding principal and accrued interest, if any, on this Debenture to be converted into Common Stock of the Company, par value $0.001 per share (the “Common Stock”) at any time. The Company shall pay interest on the unpaid Principal Amount hereof at the rate of eight percent (8%) per annum from the Issuance Date until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein.

This Debenture is being issued pursuant to that securities purchase agreement dated as of November 30, 2023, between the Company and the Holder (as amended from time to time, the “Securities Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement. This Debenture is also subject to the provisions of the Securities Purchase Agreement and further is subject to the following additional provisions:

1. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act and other applicable state and foreign securities laws. The Holder may transfer or assign this Debenture (or any part thereof) without the prior consent of the Company, and the Company shall cooperate with any such transfer. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other Person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Securities Act or any applicable state or foreign securities laws or is exempt from the registration requirements of the Securities Act. Prior to due presentment for transfer of this Debenture to which the Company has consented, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Company’s books and records of outstanding debt securities and obligations (“Debenture Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2. Conversion at Holder’s Option; Redemption at Company’s Option.

a. The Holder is entitled to, at any time or from time to time on or after the Issuance Date, convert the Conversion Amount (as defined below) into Conversion Shares, at a conversion price for each share of Common Stock (the “Conversion Price”) equal to $2.14, subject to equitable adjustments resulting from any stock splits, stock dividends, recapitalizations or similar events. The Company shall issue irrevocable instructions to its Transfer Agent regarding conversions such that the Transfer Agent shall be authorized and instructed to issue Conversion Shares upon its receipt of a Notice of Conversion without further approval or authorization from the Company. For purposes of this Debenture, the “Conversion Amount” shall mean the sum of (A) all or any portion of the outstanding Principal Amount of this Debenture, as designated by the Holder upon exercise of its right of conversion plus (B) any interest, pursuant to Section 10 or otherwise, that has accrued on the portion of the Principal Amount that has been designated for payment pursuant to (A).

Conversion shall be effectuated by delivering by facsimile, email or other delivery method to the Transfer Agent of the completed form of conversion notice attached hereto as Annex A (the “Notice of Conversion”), executed by the Holder of the Debenture evidencing such Holder’s intention to convert this Debenture or a specified portion hereof. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The Holder may, at its election, deliver a Notice of Conversion to either the Company or the Transfer Agent. The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date on which the Company or the Transfer Agent, as the case may be, receives by fax, email or other means of delivery used by the Holder the Notice of Conversion (such receipt being evidenced by electronic confirmation of delivery by facsimile or email or confirmation of delivery by such other delivery method used by the Holder) ); provided, that any notice received after 5pm (ET) shall be deemed to be a Conversion Date on the next business day. Delivery of a Notice of Conversion to the Transfer Agent may be given by the Holder by facsimile, or by delivery to the Transfer Agent at the address set forth in the Transfer Agent Instruction Letter (or such other contact facsimile number, email or street address as may be designated by the Transfer Agent to the Holder). Delivery of a Notice of Conversion to the Company shall be given by the Holder pursuant to the notice provisions set forth in Section 10 of the Agreement. The Conversion Shares must be delivered to the Holder within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent or Company, as the case may be (the “Deadline”). Conversion shares shall be delivered by DWAC if such Conversion Shares bear no restrictive legend, so long as the Company is then DWAC Operational, unless the Holder expressly requests delivery in certificated form or the Conversion Shares are in the form of Restricted Stock and are required to bear a restrictive legended. Conversion Shares shall be deemed delivered (i) if delivered by DWAC, upon deposit into the Holder’s brokerage account, or (ii) if delivered in certificated form, upon the Holder’s actual receipt of the Conversion Shares in certificated form at the address specified by the Holder in the Notice of Conversion, as confirmed by written receipt. All expenses incurred by Holder, for the issuance and clearing of the Common Stock into which this Debenture is convertible into, shall immediately and automatically be added to the balance of the Debenture at such time as the expenses are incurred by Holder. In addition to the foregoing, if on or prior to the Deadline the Company shall fail to issue and deliver such Conversion Shares and credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable and customary out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such Conversion Shares and credit such Holder’s balance account with DTC for such Conversion Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder such Conversion Shares and credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sales price of the Common Stock on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares and credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the conversion of this Debenture as required pursuant to the terms hereof.

If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price.

Notwithstanding the foregoing, unless the Holder delivers to the Company written notice at least sixty-one (61) days prior to the effective date of such notice that the provisions of this paragraph (the “Limitation on Ownership”) shall be adjusted to 9.99% with respect to the Holder, in no event shall a holder of Debenture have the right to convert Debenture into, nor shall the Company issue to such Holder, shares of Common Stock to the extent that such conversion would result in the Holder and its affiliates together beneficially owning more than 4.99% of the then issued and outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G under the Exchange Act. Notwithstanding anything in this Debenture to the contrary, and in addition to the beneficial ownership limitations provided herein, the sum of the number of shares of Common Stock that may be issued under the Securities Purchase Agreement (including the Commitment Shares (as defined in the Securities Purchase Agreement) (the “Commitment Shares”), under the Debentures (as defined in the Securities Purchase Agreement), under the Warrants (as defined in the Securities Purchase Agreement), and under the equity purchase agreement entered into on or around November 30, 2023 between the Company and the Holder, shall be limited to 19.99% of the Company’s outstanding shares of Common Stock as of November 30, 2023 (the “Exchange Cap”, which is equal to 1,999,000 shares of Common Stock, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock), unless Shareholder Approval (as defined in the Securities Purchase Agreement) (“Shareholder Approval”) is obtained by the Company to issue more than the Exchange Cap. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

b. So long as no Event of Default (as defined in Section 10) shall have occurred and be continuing (whether or not such Event of Default has been declared by the Holder), the Company may at its option call for redemption all or part of the Debenture, with the exception of any portion thereof which is the subject of a previously-delivered Notice of Conversion, as follows:

(i) The Debenture called for redemption shall be redeemable by the Company, upon not more than two (2) calendar days written notice, for an amount (the “Redemption Price”) equal to One Hundred Ten percent (110%) of the sum of the Principal Amount so redeemed plus accrued interest, if any. The date upon which the Debenture is redeemed and paid shall be referred to as the “Redemption Date” (and, in the case of multiple redemptions of less than the entire outstanding Principal Amount, each such date shall be a Redemption Date with respect to the corresponding redemption).

(ii) [Reserved]

(iii) [Reserved]

(iv) On the Redemption Date, the Company shall cause the Holder whose Debenture have been presented for redemption to be issued payment of the Redemption Price. In the case of a partial redemption, the Company shall also issue new Debenture to the Holder for the Principal Amount remaining outstanding after the Redemption Date promptly after the Holder’s presentation of the Debenture called for redemption.

(v) To effect a redemption the Company shall provide a written notice to the Holder(s) not more than two (2) calendar days prior to the Redemption Date (the “Redemption Notice”), setting forth the following:

1.	the Redemption Date;

2.	the Redemption Price;

3.	the aggregate Principal Amount of the Debenture being called for redemption; and

4.	in the case of a partial redemption, a statement advising the Holder that after the Redemption Date a substitute Debenture will be issued by the Company after deduction the portion thereof called for redemption, at no cost to the Holder, if the Holder so requests.

Notwithstanding the foregoing, in the event the Company issues a Redemption Notice but fails to fund the redemption on the Redemption Date, then such Redemption Notice shall be null and void, and (i) the Holder(s) shall be entitled to convert the Debenture previously the subject of the Redemption Notice, and (ii) the Company may not redeem such Debenture for at least thirty (30) days following the intended Redemption Date that was voided, and the Company shall be required to pay to the Holder(s) the Redemption Price simultaneously with the issuance of a Redemption Notice in connection with any subsequent redemption pursued by the Company.

3. If the Company, at any time while this Debenture or any amounts due hereunder are outstanding, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock (including, without limitation, upon any issuance pursuant to an Equity Line of Credit (as defined in this Debenture)), in each or any case at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced, at the option of the Holder, to a price equal to the Base Conversion Price which in no event shall be less than the Floor Price (as defined in this Debenture) as further provided in this Debenture. If the Company enters into a Variable Rate Transaction (as defined in this Debenture), despite the prohibition set forth in this Debenture, the Company shall be deemed to have issued Common Stock at the lowest possible price per share at which such securities could be issued in connection with such Variable Rate Transaction. Such adjustment shall be made at the option of the Holder whenever such Common Stock or other securities are issued. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in Section 3 of this Debenture, the Company shall, at its expense and within one (1) calendar day after the occurrence of each respective adjustment or readjustment of the Conversion Price, compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Debenture, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment. In addition, the Company shall, within one (1) calendar day after each written request from the Holder, furnish to such Holder a like certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Debenture, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment. For the avoidance of doubt, each adjustment or readjustment of the Conversion Price as a result of the events described in Section 3 of this Debenture shall occur without any action by the Holder and regardless of whether the Company complied with the notification provisions in Section 3 of this Debenture. Notwithstanding the foregoing, this Section 3 of this Debenture shall not apply to an Exempt Issuance (as defined in this Debenture). “Exempt Issuance” shall mean (i) securities issued (other than for cash) in connection with a merger, acquisition, consolidation, or spin-off, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding prior to the date of the Securities Purchase Agreement or issued pursuant to the Securities Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to a lower price and/or adversely affect the Holder), (iii) securities issued in connection with bona fide strategic license agreements, consulting agreements, or other partnering or technology development arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s incentive plan and option plans and employee equity purchase plans outstanding as they exist on the date of the Securities Purchase Agreement or as subsequently approved by the Board, (v) any Common Stock (for the avoidance of doubt, this shall not include Common Stock Equivalents (as defined below)) issued to the finders, placement agents or their respective designees for the transactions contemplated by the Securities Purchase Agreement, and (vi) any Common Stock (for the avoidance of doubt, this shall not include Common Stock Equivalents) issued to the finders, placement agents or their respective designees for subsequent offerings or placements. “Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

Notwithstanding anything in this Section 3 of this Debenture to the contrary, the Holder shall not be entitled to utilize a Base Conversion Price of less than $0.39 per share (the “Floor Price”, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock). Further, beginning on the Issuance Date and continuing until the Debenture is fully converted or repaid in the entirety, the Company shall not issue Common Stock at a cost basis of less than the Floor Price unless written consent of the Holder is obtained by the Company.

4. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional to convert this Debenture into Common Stock, at the time, place, and rate herein prescribed. This Debenture is a direct obligation of the Company.

5. If, at any time after the Issuance Date, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company, then the Holder of this Debenture shall thereafter have the right to receive upon conversion of this Debenture, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Debenture been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Debenture to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Company shall not effectuate any transaction described in this Section 5 unless (a) it first gives at least fifteen (15) days prior written notice of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Debenture), (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument all of the obligations of this Debenture, and (c) the Holder provides written consent to the Company with respect to the consummation of the transaction described in this Section 5. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges. The requirement to provide notice shall be satisfied if a filing is made on the edgar system.

6. If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a forward stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock or otherwise recapitalizes its Common Stock, the Conversion Price shall be equitably adjusted to reflect such action.

7. All payments contemplated hereby to be made “in cash” shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder to an account designated by the Holder to the Company and if the Holder has not designated any such accounts at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder may designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

8. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except in compliance with the terms of the Securities Purchase Agreement and under circumstances which will not result in a violation of the Securities Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

9. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties consents to the exclusive jurisdiction and venue of the state located in Miami-Dade County, Florida and/or federal courts located in Miami-Dade County, Florida in connection with any dispute arising under this Agreement, and each waives any objection based on forum non conveniens. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law (Delaware law governing all other, substantive matters). Each of the parties hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in Miami-Dade County, Florida, and each waives any objection based on forum non conveniens. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture or the Securities Purchase Agreement.

10. The following shall constitute an “Event of Default”:

a. The Company fails in the payment of principal and/or interest (to the extent that interest is imposed under this Section 10) on this Debenture as required to be paid in cash hereunder, at the Maturity Date, upon acceleration, or otherwise; or

b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company to the Holder in connection with the issuance of this Debenture, shall be false or misleading (including without limitation by way of the misstatement of a material fact or the omission of a material fact) in any material respect at the time made (as to which no cure period shall apply); or

c. The Company (i) fails to timely file required SEC reports when due (including extensions), becomes, is deemed to be or asserts that it is a “shell company” at any time for purposes of the 1933 Act, and Rule 144 promulgated thereunder or otherwise takes any action, or refrains from taking any action, the result of which makes Rule 144 under the 1933 unavailable to the Holder for the sale of their Securities, (ii) fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, (iii) fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture and such transfer is otherwise lawful, (iv) fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by the relevant Transaction Document(s) and such legend removal is otherwise lawful, or (v) the Company fails to perform or observe any of its obligations under the Section 5 of the Agreement or under the Transfer Agent Instruction Letter (no cure period shall apply in the case of clauses (i) through (v) above, inclusive); or

d. The Company fails to perform or observe, in any material respect (i) any other covenant, term, provision, condition, agreement or obligation set forth in the Debenture, (subject to a cure period of five (5) days other than in the case of a failure under Section 5 hereof, as to which no cure period shall apply), (ii) any other covenant, term, provision, condition, agreement or obligation of the Company set forth in the Securities Purchase Agreement and such failure shall continue uncured for a period of either (1) five (5) days after the occurrence of the Company’s failure under Section 4(d), (e), (f), (g) or (h) of the Securities Purchase Agreement, or (2) ten (10) days after the occurrence of the Company’s failure under any other provision of the Securities Purchase Agreement not otherwise specifically addressed in the Events of Default set forth in this Section 10, or (iii) any other covenant, term, provision, condition, agreement or obligation set forth in the Registration Rights Agreement (as defined in the Securities Purchase Agreement) subject to a cure period of five (5) days; or

e. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business (as to which no cure period shall apply); or

f. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment (as to which no cure period shall apply); or

g. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter (as to which no cure period shall apply); or

h. Any money judgment, writ or warrant of attachment, or similar process (including an arbitral determination), in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets (as to which no cure period shall apply); or

i. The occurrence of a breach or an event of default under the terms of any indebtedness or financial instrument of the Company or any subsidiary (including but not limited to any Subsidiary) of the Company in an aggregate amount in excess of Two Hundred Thousand Dollars ($200,000) or more which is not waived by the creditors under such indebtedness (as to which no cure period shall apply); or

j. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding (as to which no further cure period shall apply); or

k. The issuance of an order, ruling, finding or similar adverse final determination the SEC, the Secretary of State of the State of Delaware or other applicable state of incorporation of the Company, FINRA, or any other securities regulatory body (whether in the United States, Canada or elsewhere) having proper jurisdiction that the Company and/or any of its present directors or officers have committed a material violation of applicable securities laws or regulations (as to which no cure period shall apply); or

l. The occurrence of a material breach or default by the Company under any agreement identified by the Company in its SEC filings as a material agreement; or

m. Notice of a Material Adverse Effect is provided by the Company or a reasonable determination in good faith by the Holder that a Material Adverse Effect has occurred (as to which no cure period shall apply); or

n. The Company attempts to modify, amend, withdraw, rescind, disavow or repudiate any part of the Irrevocable Instructions (as to which no cure period shall apply); or

o. Any attempt by the Company or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Company or its officers, directors, and/or affiliates of, material non-public information concerning the Company, to the Holder without its consent or its successors and assigns, without their consent, which is not immediately cured by Company’s filing of a Form 8-K pursuant to Regulation FD on that same date; or

p. The failure by Company to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future); or

q. If, at any time on or after the Issuance Date, the Company’s Common Stock (i) is suspended from trading, (ii) halted from trading for longer than one (1) Trading Day, and/or (iii) fails to be quoted or listed (as applicable) on the OTC Pink, OTCQB, OTCQX, Nasdaq Capital Markets, NYSE, or other applicable principal trading market for the Common Stock (the “Principal Market”); or

r. If, at any time on or after the date which is six (6) months after the Issuance Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Company’s transfer agent in order to facilitate the Holder’s conversion of any portion of the Debenture into free trading shares of the Company’s Common Stock pursuant to Rule 144, and/or (ii) thereupon deposit such shares into the Holder’s brokerage account; provided that the Holder provides standard documentation required for such opinion or

s. The Company fails to obtain the Shareholder Approval within sixty (60) calendar days after the Exchange Cap is reached.

Then, or at any time thereafter, the Company shall immediately give written notice of the occurrence of such Event of Default to the Holder, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder of the Debenture (which waiver shall not be deemed to be a waiver of any subsequent default), then at the option of the Holder and in the discretion of the Holder, take any or all of the following actions: (i) pursue remedies against the Company in accordance with any of the Holder’s rights, (ii) increase the interest rate applicable to the Debenture to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law (the “Default Interest”) (provided, however, that the interest rate shall revert back to eight percent (8%) per annum if the respective Event of Default is capable of being cured and actually cured after the occurrence of such Event of Default, but such reduced rate shall only take effect as of the cure date of the respective Event of Default), and (iii) accelerate the full indebtedness under this Debenture, in an amount equal to one hundred ten percent (110%) of the outstanding Principal Amount and accrued and unpaid interest (the “Acceleration Amount”), whereupon the Acceleration Amount shall be immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything contained herein, in the Securities Purchase Agreement or in any other note or instruments to the contrary notwithstanding. In the case of an Event of Default under Section 10(d)(ii), the Holder may either (i) declare the Acceleration Amount to exclude the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the remaining Principal Amount and accrued interest (if any), in which case the Company shall continue to be obligated to issue the Conversion Shares, or (ii) declare the Acceleration Amount to include the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the full Principal Amount, including the Conversion Amount, and accrued interest (if any), whereupon the Notice of Conversion shall be deemed withdrawn. At its option, the Holder may elect to convert the Debenture pursuant to Section 2 notwithstanding the prior declaration of a default and acceleration, in the sole discretion of such Holder. The Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by applicable law. The Company expressly acknowledges and agrees that the Holder’s exercise of any or all of the remedies provided herein or under applicable law, including without limitation the increase(s) in the Principal Amount and the Acceleration Amount as may be declared in the case of a default, is reasonable and appropriate due to the inability to define the financial hardship that the Company’s default would impose on the Holder. To the extent that the Holder’s exercise of any of its remedies in the case of an Event of Default shall be construed to exceed the maximum interest rate allowable under applicable law, then such remedies shall be reduced to equal the maximum interest rate allowable under applicable law.

11. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

12. This Debenture may be amended only by the written consent of the parties hereto. Notwithstanding the foregoing, the Principal Amount of this Debenture shall automatically be reduced by any and all Conversion Amounts (to the extent that the same relate to principal hereof). In the absence of manifest error, the outstanding Principal Amount of the Debenture on the Holder’s book and records shall be the correct amount.

13. In the event of any inconsistency between the provisions of this Debenture and the provisions of any other Transaction Document, the provisions of this Debenture shall prevail. Without limiting the generality of the foregoing, in the event the Transfer Agent is not required to transfer any Common Stock, issue Conversion Shares or de-legended shares of Restricted Stock pursuant to the Transfer Agent Instruction Letter, this shall not operate as an excuse, extension or waiver of the Company’s obligation to issue and deliver Conversion Shares or de-legended Restricted Stock.

14. The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision hereof or of any other Transaction Document, the Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this Debenture or such other Transaction Document were not specifically enforced. Therefore, in the event of a breach or threatened breach by the Company, the Holder shall be entitled, in addition to all other rights and remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this Debenture and the other Transaction Documents.

15. No waivers or consents in regard to any provision of this Debenture may be given other than by an instrument in writing signed by the Holder.

16. [Intentionally Omitted].

17. From the Issuance Date until the Debenture is paid in full, the Company shall be prohibited from entering into an agreement involving a Variable Rate Transaction (as defined herein), except with respect to an agreement between the Company and the Holder. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an Equity Line of Credit (as defined in this Debenture), whereby the Company may issue securities at a future determined price. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. From the Issuance Date until the date that is seven (7) calendar months after the Issuance Date, the Company shall be prohibited from issuing, and entering into any agreement involving the issuance of, Common Stock Equivalents, except with respect to (i) an agreement between the Company and the Holder or (ii) an Exempt Issuance.

18. Notwithstanding any provision in this Debenture or the related transaction documents to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

21. While any portion of this Debenture is outstanding, if the Company or subsidiary of the Company receives cash proceeds of more than $1,500,000.00 (the “Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, including but not limited to the issuance of equity or debt (except with respect to the issuance of equity or debt to officers and directors of the Company or subsidiary of the Company), the conversion of outstanding warrants of the Company or subsidiary of the Company, the issuance of securities pursuant to an Equity Line of Credit (as defined in this Debenture), or the sale of assets by the Company or subsidiary of the Company (for the avoidance of doubt, each time that the Company or subsidiary of the Company receives cash proceeds from any of the aforementioned sources, then such amount shall be aggregated together and aggregated for purposes of calculating whether the Minimum Threshold has been reached), the Company shall, within two (2) business days of Company’s or respective subsidiary’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Company or subsidiary of the Company to immediately apply up to 50% of all proceeds received by the Company (from any source except with respect to proceeds from the issuance of equity or debt to officers and directors of the Company or subsidiary of the Company) after the Minimum Threshold is reached to repay the outstanding amounts owed under this Debenture. Notwithstanding anything to the contrary herein, while any portion of this Debenture is outstanding, if the Company or subsidiary of the Company receives cash proceeds from the issuance of securities pursuant to an Equity Line of Credit (as defined in this Debenture) prior to the Minimum Threshold being reached, the Company shall, within two (2) business days of Company’s or the respective subsidiary’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Company or subsidiary of the Company to immediately apply up to 25% of all such proceeds received by the Company or subsidiary of the Company to repay the outstanding amounts owed under this Debenture (for the avoidance of doubt, once the Minimum Threshold has been reached as described in this Section 21, the application percentage of proceeds shall increase to 50% as further described in this Section 21). “Equity Line of Credit” shall mean any transaction involving a written agreement between the Company or subsidiary of the Company and an investor or underwriter whereby the Company or subsidiary of the Company has the right to “put” its Common Stock to the investor or underwriter over an agreed period of time and at an agreed price or price formula (such Common Stock must be registered pursuant to a registration statement of the Company or subsidiary of the Company for the investor’s or underwriter’s resale). For the avoidance of doubt, Section 2(b)(i) of this Debenture shall apply to any repayment of the Debenture under this Section 21 prior to the occurrence of an Event of Default.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereunto duly authorized as of the date of issuance set forth above.

Safe And Green Development Corporation

By:
Name:	Nicolai Brune
Title:	Chief Financial Officer

[Signature Page to Convertible Debenture]

ANNEX A

SAFE AND GREEN DEVELOPMENT CORPORATION

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder in Order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $ ________________ of the Principal Amount of the above Debenture into Shares of Common Stock of Safe and Green Development Corporation, a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. After giving effect to the conversion requested hereby, the outstanding Principal Amount of such debenture is $____________________, absent manifest error.

Pursuant to the Debenture, certificates representing Common Stock upon conversion must be delivered (including delivery by DWAC or DRS) to the undersigned within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent.

Conversion Date

Applicable Conversion Price

Signature

Print Name

Address

Exhibit 4.2

NEITHER THIS SECURITY NOR THE SECURITIES AS TO WHICH THIS SECURITY MAY BE EXERCISED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

SAFE AND GREEN DEVELOPMENT CORPORATION

Warrant Shares: 125,000

Date of Issuance: February 15, 2024 (“Issuance Date”)

This COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received (in connection with the issuance of the $250,000.00 convertible debenture to Peak One Opportunity Fund, L.P., a Delaware limited partnership (the “Fund”) on or around the Issuance Date (the “Debenture”)), Peak One Investments, LLC, a Delaware limited liability company (including any permitted and registered assigns, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date of issuance hereof, to purchase from SAFE AND GREEN DEVELOPMENT CORPORATION, a Delaware corporation (the “Company”), 125,000 shares of Common Stock (as defined below) (the “Warrant Shares”) (whereby such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant) at the Exercise Price per share then in effect. This Warrant is issued by the Company as of the date hereof in connection with that certain securities purchase agreement dated November 30, 2023, by and among the Company and the Fund (as amended from time to time, the “Purchase Agreement”).

Capitalized terms used in this Warrant shall have the meanings set forth in the Purchase Agreement unless otherwise defined in the body of this Warrant or in Section 12 below. For purposes of this Warrant, the term “Exercise Price” shall mean $2.53, subject to adjustment as provided herein (including but not limited to cashless exercise), and the term “Exercise Period” shall mean the period commencing on the Issuance Date and ending on 5:00 p.m. eastern standard time on the five-year anniversary thereof.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, the rights represented by this Warrant may be exercised in whole or in part at any time or times during the Exercise Period by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Company shall have no obligation to inquire with respect to or otherwise confirm the authenticity of the signature(s) contained on any Exercise Notice nor the authority of the person so executing such Exercise Notice. On or before the second Trading Day (the “Warrant Share Delivery Date”) following the date on which the Holder sent the Exercise Notice to the Company or the Company’s transfer agent, and upon receipt by the Company of payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which all or a portion of this Warrant is being exercised (the “Aggregate Exercise Price” and together with the Exercise Notice, the “Exercise Delivery Documents”) in cash or by wire transfer of immediately available funds (or by cashless exercise, in which case there shall be no Aggregate Exercise Price provided), the Company shall (or direct its transfer agent to) issue and deliver by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise (or deliver such shares of Common Stock in electronic format if requested by the Holder). Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three business days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

1

If the Company fails to cause its transfer agent to issue to the Holder the respective shares of Common Stock by the respective Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise in Holder’s sole discretion in addition to all other rights and remedies at law, under this Warrant, or otherwise, and such failure shall also be deemed an event of default under the Debenture, material breach under this Warrant, and a material breach under the Purchase Agreement.

If the Market Price of one share of Common Stock is greater than the Exercise Price, then the Holder may elect to receive Warrant Shares pursuant to a cashless exercise, in lieu of a cash exercise, equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant and an Exercise Notice, in which event the Company shall issue to Holder a number of Common Stock computed using the following formula:

X = Y (A-B)

A

Where	X =	the number of Shares to be issued to Holder.

	Y =	the number of Warrant Shares that the Holder elects to purchase under this Warrant (at the date of such calculation).

	A =	the Market Price (at the date of such calculation).

	B =	Exercise Price (as adjusted to the date of such calculation).

(b) No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then-current fair market value of a Warrant Share by such fraction.

(c) Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Holder (together with the Holder’s affiliates (the “Affiliates”), and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 1(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, for purposes of calculating beneficial ownership the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder. In addition to the beneficial ownership limitations provided in this Warrant, the sum of the number of shares of Common Stock that may be issued under the Purchase Agreement (including the Commitment Shares (as defined in the Purchase Agreement)), the Debentures (as defined in the Purchase Agreement), the Warrants, (as defined in the Purchase Agreement) and under the equity purchase agreement entered into on or around November 30, 2023 between the Company and the Holder, shall be limited to 19.99% of the Company’s outstanding shares of Common Stock as of November 30, 2023 (the “Exchange Cap”, which is equal to 1,999,000 shares of Common Stock, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock), unless Shareholder Approval (as defined in the Purchase Agreement) (“Shareholder Approval”) is obtained by the Company to issue more than the Exchange Cap. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split (including forward and reverse), or other similar transaction. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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(d) Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Company’s transfer agent to transmit to the Holder the Warrant Shares in accordance with the provisions of this Warrant (including but not limited to Section 1(a) above) pursuant to an exercise on or before the respective Warrant Share Delivery Date(other than any such failure that is solely due to any action or inaction by the Holder with respect to such exercise), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder, within one (1) business day of Holder’s request, the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder within one (1) business day of Holder’s request the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases, or effectuates a cashless exercise hereunder for, Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

2. ADJUSTMENTS. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all of the holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant and while this Warrant is outstanding, then, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to the extent of any such excess (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

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(b) Anti-Dilution Adjustments to Exercise Price. If the Company, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or securities (including but not limited to Common Stock Equivalents) entitling any person or entity (for purposes of clarification, including but not limited to the Fund and/or Holder pursuant to (i) any other security of the Company currently held by the Fund and/or Holder, (ii) any other security of the Company issued to Holder on or after the Issuance Date, or (iii) any other agreement entered into between the Company and Fund and/or Holder (including but not limited to the Purchase Agreement)) to acquire shares of Common Stock (upon conversion, exercise or otherwise), at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, elimination of an applicable floor price for any reason in the future (including but not limited to the passage of time or satisfaction of certain condition(s)), reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled or potentially entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price at any time while such Common Stock or Common Stock Equivalents are in existence, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance (regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price), then the Exercise Price shall be reduced at the option of the Holder and only reduced to equal the Base Share Price, provided, however, that in no event shall the Base Share Price be less than the Floor Price (as defined in this Warrant) as further provided in this Warrant. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued, regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price by the holder thereof (for the avoidance of doubt, the Holder may utilize the Base Share Price even if the Company did not actually issue shares of its common stock at the Base Share Price under the respective Common stock Equivalents). The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 2(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, regardless of whether (i) the Company provides a Dilutive Issuance Notice pursuant to this Section 2(b) upon the occurrence of any Dilutive Issuance or (ii) the Holder accurately refers to the number of Warrant Shares or Base Share Price in the Exercise Notice, the Holder is entitled to receive the Base Share Price at all times on and after the date of such Dilutive Issuance. Notwithstanding the foregoing, this Section 2(b) of this Warrant shall not apply to an Exempt Issuance (as defined in the Debenture). Notwithstanding anything in this Section 2(b) of this Warrant to the contrary, (i) the rights under this Section 2(b) shall terminate and Section 2(b) shall no longer be applicable from and after the date that the Debenture is paid in full and (ii) the Holder shall not be entitled to utilize a Base Share Price of less than $0.39 per share (the “Floor Price”, subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock).

(c) Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective. Each such adjustment of the Exercise Price shall be calculated to the nearest one-hundredth of a cent. Such adjustment shall be made successively whenever any event covered by this Section 2(c) shall occur.

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3. FUNDAMENTAL TRANSACTIONS. If, at any time while this Warrant is outstanding, (i) the Company effects any merger of the Company with or into another entity and the Company is not the surviving entity (such surviving entity, the “Successor Entity”), (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or by another individual or entity, and approved by the Company) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares of Common Stock for other securities, cash or property and the holders of at least 50% of the Common Stock accept such offer, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock) (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive the number of shares of Common Stock of the Successor Entity or of the Company and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event (disregarding any limitation on exercise contained herein solely for the purpose of such determination). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any Successor Entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration.

4. NON-CIRCUMVENTION. The Company covenants and agrees that it will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, for so long as this Warrant is outstanding, have authorized and reserved, free from preemptive rights, two (2) times the number of shares of Common Stock into which the Warrants are then exercisable into to provide for the exercise of the rights represented by this Warrant (without regard to any limitations on exercise).

5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, this Warrant, in and of itself, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

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6. REISSUANCE.

(a) Lost, Stolen or Mutilated Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company will, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(b) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall be of like tenor with this Warrant, and shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

7. TRANSFER. This Warrant shall be binding upon the Company and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary herein, the rights, interests or obligations of the Company hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior signed written consent of the Holder, which consent may be withheld at the sole discretion of the Holder (any such assignment or transfer shall be null and void if the Company does not obtain the prior signed written consent of the Holder). This Warrant or any of the severable rights and obligations inuring to the benefit of or to be performed by Holder hereunder may be assigned by Holder to a third party, in whole or in part, without the need to obtain the Company’s consent thereto.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions contained in the Purchase Agreement. The Company shall provide the Holder with prompt written notice (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, the calculation of such adjustment and (ii) at least 4 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any stock or other securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock or other property, pro rata to the holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. Notwithstanding anything to the contrary contained in this Warrant, the Company may satisfy the notice requirements by filing such information with the Commission on its EDGAR system pursuant to a Current Report on Form 8-K or Quarterly Report on Form 10-Q or Annual Report on Form 10-K or a press release.

9. AMENDMENT AND WAIVER. The terms of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

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10. GOVERNING LAW AND VENUE. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts located in the State of Florida, County of Miami-Dade or federal courts located in the State of Florida, County of Miami-Dade. The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant or any other transaction document entered into in connection with this Warrant by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

11. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) [Intentionally Omitted].

(b) “Closing Sale Price” means, for any security as of any date, (i) the last closing trade price for such security on the Principal Market, as reported by Bloomberg, L.P. or other similar quotation service provider designated by the Holder, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, L.P.or other similar quotation service provider designated by the Holder, or (ii) if the foregoing does not apply, the last trade price of such security in the over-the-counter market for such security as reported by Bloomberg, L.P.or other similar quotation service provider designated by the Holder, or (iii) if no last trade price is reported for such security by Bloomberg, L.P.or other similar quotation service provider designated by the Holder, the average of the bid and ask prices of any market makers for such security as reported by Bloomberg, L.P. or other similar quotation service provider designated by the Holder. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

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(c) “Common Stock” means the Company’s common stock, par value $0.001, and any other class of securities into which such securities may hereafter be reclassified or changed.

(d) “Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(e) “Person” and “Persons” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

(f) “Principal Market” means the principal securities exchange or trading market where such Common Stock is listed or quoted, including but not limited to any tier of the OTC Markets, any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets.

(g) “Market Price” means the highest traded price of the Common Stock during the one hundred and fifty Trading Days prior to the date of the respective Exercise Notice.

(h) “Trading Day” means any day on which the Common Stock is listed or quoted on its Principal Market, provided, however, that if the Common Stock is not then listed or quoted on any Principal Market, then any calendar day.

* * * * * * *

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Issuance Date set forth above.

SAFE AND GREEN DEVELOPMENT CORPORATION

Name:	Nicolai Brune
Title:	Chief Financial Officer

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EXHIBIT A

EXERCISE NOTICE

(To be executed by the registered holder to exercise this Common Stock Purchase Warrant)

THE UNDERSIGNED holder hereby exercises the right to purchase__________of the shares of Common Stock (“Warrant Shares”) of SAFE AND GREEN DEVELOPMENT CORPORATION, a Delaware corporation (the “Company”), evidenced by the attached copy of the Common Stock Purchase Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	a cash exercise with respect to__________Warrant Shares; or
☐	by cashless exercise pursuant to the Warrant.

2.	Payment of Exercise Price. If cash exercise is selected above, the holder shall pay the applicable Aggregate Exercise Price in the sum of $__________to the Company in accordance with the terms of the Warrant.

3.	Delivery of Warrant Shares. The Company shall deliver to the holder__________Warrant Shares in accordance with the terms of the Warrant.

Date: ________________________

(Print Name of Registered Holder)

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT OF WARRANT

(To be signed only upon authorized transfer of the Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto ____________ the right to purchase__________shares of common stock of SAFE AND GREEN DEVELOPMENT CORPORATION, to which the within Common Stock Purchase Warrant relates and appoints_____, as attorney-in-fact, to transfer said right on the books of SAFE AND GREEN DEVELOPMENT CORPORATION with full power of substitution and re-substitution in the premises. By accepting such transfer, the transferee has agreed to be bound in all respects by the terms and conditions of the within Warrant.

Date: ________________________

(Signature) *

(Name)

(Address)

(Social Security or Tax Identification No.)

* The signature on this Assignment of Warrant must correspond to the name as written upon the face of the Common Stock Purchase Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.

Exhibit 10.1

AMENDMENT #1 TO THE SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT #1 TO THE SECURITIES PURCHASE AGREEMENT (the “Amendment”) is entered into on February 15, 2024 (the “Effective Date”), by and between Safe and Green Development Corporation, a Delaware corporation (the “Company”), and Peak One Opportunity Fund, L.P., a Delaware limited partnership (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain securities purchase agreement originally entered into by the Company to the Holder on November 30, 2023 (the “Agreement”); and

B. The Company and Holder desire to amend the Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

2. Notwithstanding anything to the contrary in the Agreement, the definition of “Second Debenture” in the Agreement shall be replaced with the following:

(xxxii) “Second Debenture” means the second of the three (3) Debentures, in the principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), which is issued by the Company to the Buyer on the Second Closing Date.

3. Notwithstanding anything to the contrary in the Agreement, the definition of “Second Purchase Price” in the Agreement shall be replaced with the following:

(xxxiii) “Second Purchase Price” shall be Two Hundred Twenty Five Thousand and 00/100 Dollars ($225,000.00)

4. The definition of “Third Debenture” shall be added to the Agreement as follows:

(xxxv) “Third Debenture” means the third of the three (3) Debentures, in the principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), which is issued by the Company to the Buyer on the Third Closing Date.

5. The definition of “Third Purchase Price” shall be added to the Agreement as follows:

(xxxiv) “Third Purchase Price” shall be Two Hundred Twenty Five Thousand and 00/100 Dollars ($225,000.00)

6. Notwithstanding anything to the contrary in the Agreement, a non-accountable fee of Six Thousand Five Hundred and 00/100 Dollars ($6,500.00) shall be withheld from the purchase price of the Second Debenture and Third Debenture to cover the Holder’s accounting fees, legal fees, and other transactional costs incurred with respect to the Second Debenture and Third Debenture, respectively.

7. All references to “Warrant” in the Agreement shall be replaced with “Warrants”. “Warrants” shall mean the First Warrant, Second Warrant, and Third Warrant.

8. The previously defined term of “Warrant” in Section 1(a)(xxxiv) of the Agreement shall be replaced with “First Warrant”. For the avoidance of doubt, the First Warrant was issued by the Company in connection with the Signing Debenture and was earned in full as of the Signing Closing Date.

9. The definition of “Debentures” in the Agreement shall include the Signing Debenture, Second Debenture, and Third Debenture.

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10. The following shall be added to the end of Section 12(a) of the Agreement:

“The Company shall issue 35,000 shares of Common Stock on both the Second Closing Date (the “Second Commitment Shares”) and Third Closing Date (the “Third Commitment Shares”) as follows: 17,500 of Common Stock to Investments and 17,500 of the Common Stock to Buyer, as a commitment fee in connection with the issuance of the Second Debenture and Third Debenture, respectively. The Company shall issue a common stock purchase warrant to Investments for the purchase of 125,000 shares of Common Stock on the Second Closing Date (the “Second Warrant”) and Third Closing Date (the “Third Warrant”) as a commitment fee, and such Second Warrant and Third Warrant shall be earned in full as of the Second Closing Date and Third Closing Date, respectively.”

11. The following Section 6(d) shall be added to the Agreement:

d. Third Closing. At any time after sixty (60) calendar days following the Second Closing Date, subject to the mutual written agreement of the Buyer and the Company at the time of such closing (the “Third Closing Date”) and subject to satisfaction of the conditions set forth in Sections 7 and 8, (A) the Company shall deliver to the Buyer the following: (i) the Third Debenture; (ii) an amendment to the Transfer Agent Instruction Letter instructing the Transfer Agent to reserve that number of shares of Common Stock as is required under Section 4(g) hereof, if necessary; and (iii) an officer’s certificate of the Company confirming, as of the Third Closing Date, the accuracy of the Company’s representations and warranties contained herein and updating Schedules 3(b) and 3(c) as of the Second Closing Date, and (B) the Buyer shall deliver to the Company the Third Purchase Price.

12. Attached hereto as Exhibit A is a true and accurate copy of an organizational chart describing all of the Company’s wholly-owned and majority-owned subsidiaries as of the Effective Date.

13. Attached hereto as Exhibit B is a true and accurate copy of a schedule setting forth all capital stock and derivative securities of the Company that are authorized for issuance and that are issued and outstanding as of the Effective Date.

14. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. Except as specifically modified hereby, all of the provisions of the Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

Safe and Green Development Corporation		Peak One Opportunity Fund, L.P.

		By:	Peak One Investments, LLC its General Partner

By:	/s/ Nicolai Brune	By:	/s/ Jason Goldstein
Name:	Nicolai Brune	Name:	Jason Goldstein
Title:	Chief Financial Officer	Title:	Managing Member

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Exhibit 10.2

AMENDMENT #1 TO THE REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT #1 TO THE REGISTRATION RIGHTS AGREEMENT (the “Amendment”) is entered into on February 15, 2024 (the “Effective Date”), by and between Safe and Green Development Corporation, a Delaware corporation (the “Company”), and Peak One Opportunity Fund, L.P., a Delaware limited partnership (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain registration rights agreement originally entered into by the Company to the Holder on November 30, 2023 (the “Agreement”); and

B. The Company and Holder desire to amend the Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

2. The Parties entered into that certain amendment #1 to the Purchase Agreement (as defined in the Agreement) on or around the Effective Date (the “Purchase Agreement Amendment”).

3. The definition of “Registrable Securities” in the Agreement shall include all of the Conversion Shares which may, from time to time, be issued to Holder under the Debentures (as defined in the Purchase Agreement Amendment) that the Company has issued to the Holder and for which the Company has received purchase price for, all of the Warrant Shares which may, from time to time, be issued to Investments (as defined in the Purchase Agreement) pursuant to Warrants issued to Investments, the Second Commitment Shares (as defined in the Purchase Agreement Amendment) issued to Holder, and the Third Commitment Shares (as defined in the Purchase Agreement Amendment) issued to Holder.

4. For the avoidance of doubt, the Company shall, within sixty (60) calendar days from the date of this Amendment, file with the SEC an initial Registration Statement covering the maximum number of Registrable Securities (beginning with the Second Commitment Shares issued to Investor and Investments) as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor and Investments, including but not limited to under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), subject to the aggregate number of authorized shares of the Company’s Common Stock then available for issuance in its Certificate of Incorporation.

5. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. Except as specifically modified hereby, all of the provisions of the Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

Safe and Green Development Corporation		Peak One Opportunity Fund, L.P.

By: Peak One Investments, LLC its General Partner

By:	/s/ Nicolai Brune	By:	/s/ Jason Goldstein
Name:	Nicolai Brune	Name:	Jason Goldstein
Title:	Chief Financial Officer	Title:	Managing Member